                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

                               PeopleSoft, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee.
[ ]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
[ ]  $500 per each party to the controversy pursuant to Exchange Act
     Rule 14a-6(i)(3).
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

          ---------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

          ---------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

          ---------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

          ---------------------------------------------------------------------

     Set forth the amount on which the filing fee is calculated and state how it was determined.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

          ---------------------------------------------------------------------
     (2)  Form, Schedule or Registration Statement No.:

          ---------------------------------------------------------------------
     (3)  Filing Party:

          ---------------------------------------------------------------------
     (4)  Date Filed:

          ---------------------------------------------------------------------

                                   PEOPLESOFT, INC.

                       NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                TO BE HELD MAY 27, 1997



TO THE STOCKHOLDERS OF PEOPLESOFT, INC.:

        NOTICE IS HEREBY GIVEN that the 1997 Annual Meeting of Stockholders of PeopleSoft, Inc., a Delaware corporation (the "Company"), will be held at 10:00 a.m., local time, on Tuesday, May 27, 1997, at the Company's World Headquarters at 4440 Rosewood Drive, Pleasanton, California 94588, for the following purposes:

        1.     To elect three (3) Class I directors to serve two-year terms.

        2. To approve an amendment of the Company's Restated Certificate of Incorporation to increase the authorized number of shares of Common Stock of the Company to 320,000,000.

        3. To ratify the appointment of Ernst & Young as independent auditors of the Company for the year ending December 31, 1997.

        4. To transact such other business as may properly come before the meeting or any postponements or adjournments thereof.

        The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

        Only stockholders of record at the close of business on March 31, 1997 are entitled to notice of and to vote at the Annual Meeting.

        All stockholders are cordially invited to attend the Annual Meeting in person. However, to ensure your representation at the Annual Meeting, you are urged to mark, sign, date and return the enclosed proxy card as promptly as possible in the postage prepaid envelope enclosed for that purpose. YOU MAY REVOKE YOUR PROXY IN THE MANNER DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT AT ANY TIME BEFORE IT HAS BEEN VOTED AT THE ANNUAL MEETING. ANY STOCKHOLDER ATTENDING THE ANNUAL MEETING MAY VOTE IN PERSON EVEN IF HE OR SHE HAS RETURNED A PROXY.

                                            By Order of the Board of Directors,





                                            David A. Duffield, President and
                                            Chief Executive Officer
Pleasanton, California
April 15, 1997


--------------------------------------------------------------------------------
 IMPORTANT: WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE REQUESTED TO COMPLETE AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED.
--------------------------------------------------------------------------------

                                     MAPS TO

                           AT&T OFFICES IN PLEASANTON

                         AND LOCATION OF CONFERENCE ROOM

                                PEOPLESOFT, INC.

                             PROXY STATEMENT FOR THE

                       1997 ANNUAL MEETING OF STOCKHOLDERS


                 INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

        The enclosed proxy is solicited on behalf of the Board of Directors of PeopleSoft, Inc. (the "Company") for use at the Annual Meeting of Stockholders to be held on Tuesday, May 27, 1997 at 10:00 a.m., local time, or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at the Company's World Headquarters at 4440 Rosewood Drive, Pleasanton, California 94588. The Company's World Headquarters telephone number is (510) 225-3000. When proxies are properly dated, executed, and returned, the shares they represent will be voted at the Annual Meeting in accordance with the instructions of the stockholder. If no specific instructions are given, the shares will be voted for the election of the nominees for directors set forth herein, for the increase in authorized shares of Common Stock, for the ratification of the appointment of Ernst & Young as independent auditors as set forth herein, and at the discretion of the proxy holders upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

        These proxy solicitation materials and the Annual Report to Stockholders for the year ended December 31, 1996, including financial statements, were first mailed on or about April 18, 1997, to all stockholders entitled to vote at the Annual Meeting.

RECORD DATE AND VOTING SECURITIES

        Stockholders of record at the close of business on March 31, 1997 ("Record Date") are entitled to notice of and to vote at the Annual Meeting. At the Record Date, 108,731,610 shares of the Company's Common Stock, $.01 par value, were issued and outstanding. No shares of the Company's Preferred Stock were outstanding.

REVOCABILITY OF PROXIES

        Any proxy given pursuant to the solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (i) filing a written notice of revocation bearing a later date than the proxy with the Secretary of the Company at or before the taking of the vote at the Annual Meeting, (ii) duly executing a later dated proxy relating to the same shares and delivering it to the Secretary of the Company at or before the taking of the vote at the Annual Meeting or (iii) attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute a revocation of a proxy). Any written notice of revocation or subsequent proxy should be delivered to PeopleSoft, Inc. at 4440 Rosewood Drive, Pleasanton, California 94588, Attention: Secretary of the Company, or hand-delivered to the Secretary of the Company at or before the taking of the vote at the Annual Meeting.

VOTING AND SOLICITATION

        Each stockholder is entitled to one vote for each share of Common Stock owned on all matters presented at the Annual Meeting. Stockholders do not have the right to cumulate votes in the election of directors.

        The Company may retain an outside firm to assist in its solicitation of proxies from brokers, nominees, institutions and individuals. The cost of soliciting proxies will be borne by the Company. Arrangements will also be made with custodians, nominees and fiduciaries for forwarding of proxy solicitation materials to beneficial owners of shares held as of the Record Date by such custodians, nominees and fiduciaries. The Company will reimburse such custodians, nominees and fiduciaries for reasonable expenses incurred in connection therewith. In addition, proxies may be solicited by directors, officers and employees of the Company in person or by telephone, telegram or other means of communication. No additional compensation will be paid for such services.

QUORUM; ABSTENTIONS; BROKER NON-VOTES

        The required quorum for the transaction of business at the Annual Meeting is a majority of the votes eligible to be cast by holders of shares of Common Stock issued and outstanding on the Record Date. Shares that are voted "FOR", "AGAINST" or "ABSTAINED" on a matter are treated as being present at the Annual Meeting for purposes of establishing a quorum and are also treated as shares entitled to vote at the Annual Meeting (the "Votes Cast") with respect to such matter.

         While there is no definitive statutory or case law authority in Delaware as to the proper treatment of abstentions, the Company believes that abstentions should be counted for purposes of determining both (i) the presence or absence of a quorum for the transaction of business and (ii) the total number of Votes Cast with respect to a proposal (other than the election of directors). In the absence of controlling precedent to the contrary, the Company intends to treat abstentions in this manner. Accordingly, abstentions will have the same effect as a vote against the proposal.

         In a 1988 Delaware case, Berlin v. Emerald Partners, the Delaware Supreme Court held that, while broker non-votes should be counted for purpose of determining the presence or absence of a quorum for the transaction of business, broker non-votes should not be counted for purposes of determining the number of Votes Cast with respect to the particular proposal on which the broker has expressly not voted. Accordingly, the Company intends to treat broker non-votes in this manner. Thus, a broker non-vote will not affect the outcome of the voting on a proposal.

STOCKHOLDER PROPOSALS FOR NEXT ANNUAL MEETING

        The Company currently intends to hold its 1998 Annual Meeting of Stockholders in mid-May 1998 and to mail Proxy Statements relating to such meeting in mid-April 1998. The date by which stockholder proposals must be received by the Company so that they may be considered for inclusion in the Proxy Statement and form of proxy for its 1998 Annual Meeting of Stockholders is December 12, 1997. Such stockholder proposals should be submitted to PeopleSoft, Inc. at 4440 Rosewood Drive, Pleasanton, California 94588, Attention: Secretary of the Company.

     SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth as of March 14, 1997 (except as noted below) certain information with respect to the beneficial ownership of the Company's Common Stock by (i) each person known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock, (ii) each director of the Company, (iii) each executive officer named in the Summary Compensation Table, and (iv) all directors and executive officers as a group. Except as otherwise noted below, the Company knows of no agreements among its stockholders which relate to voting or investment power of its Common Stock.


Directors, Named Executive Officers and Five      Shares of Common Stock Beneficially Owned (l)
                                                  ---------------------------------------------
Percent Stockholders                                   Number              Percentage Ownership
----------------------------------                     ------              --------------------
OFFICERS
--------
David A. Duffield (2)                                  30,621,168                28.2%
  4440 Rosewood Drive, Pleasanton, CA 94588
Aneel Bhusri (3)                                           63,295                   *
Ronald E.F. Codd (3)                                      350,057                   *
Albert W. Duffield (3)                                    984,883                   *
Margaret L. Taylor (3)                                    656,095                   *

DIRECTORS
---------
George J. Still, Jr. (3)                                  105,562                   *
Edgar F. Codd (3)                                          24,000                   *
Cyril J. Yansouni (3)                                      32,000                   *
A. George "Skip" Battle (3)                                 8,800                   *

All directors and executive officers as a group (4)    34,772,474                32.0

5% SHAREHOLDERS AT 12/31/96 (5)
-------------------------------
Putnam Investments, Inc. (6)                            6,917,702                 6.4
  One Post Office Square, Boston, MA 02109
Chancellor Capital Mgmt. Inc. (7)                       6,821,100                 6.3
  1166 Avenue of the Americas, NY, NY 10036
The Goldman Sachs Group, L.P. (8)                       5,987,848                 5.5
  85 Broad St., New York, NY 10004
American Century Companies, Inc. (9)                    5,800,000                 5.3
  4500 Main St., Kansas City, MO 64141
FMR Corp. (10)                                          5,686,920                 5.2
  82 Devonshire St., Boston, MA 02109
-------------------------------------------
*   Less than 1%


(1) Applicable percentage of ownership is based on 108,562,679 shares of Common Stock outstanding as of March 14, 1997 together with applicable options for such stockholder. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, and includes voting and investment power with respect to shares. Shares subject to options currently exercisable or exercisable within 60 days after March 14, 1997 are deemed outstanding for computing the percentage ownership of the person holding such options, but are not deemed outstanding for computing the percentage ownership of any other person.

(2) Includes 228,000 shares and 864,000 shares subject to stock options held by David A. Duffield and Mr. Duffield's wife, respectively, that are exercisable within 60 days of March 14, 1997 and 29,757,168 shares held by trusts, foundations or accounts of which David A. Duffield is trustee or director.

(3) Includes the following numbers of shares issuable upon exercise of options that are exercisable on or within 60 days of March 14, 1997: Aneel
     Bhusri: 39,680; Albert W. Duffield: 840,000; Margaret L. Taylor: 345,600; Ronald E.F. Codd: 198,000; George J. Still, Jr.: 32,000; Dr. Edgar F. Codd:
     24,000; Cyril J. Yansouni: 32,000; and A. George "Skip" Battle: 8,000.

(4) Includes 2,383,280 shares subject to stock options held by directors and officers (10 persons) that are exercisable within 60 days of March 14, 1997.

(5) Shares beneficially owned are determined solely from information reported on a Schedule 13G as of December 31, 1996.

(6) Putnam Investment Management, Inc. (PMI) has shared dispositive power with respect to 5,432,616 shares. The Putnam Advisory Company (PAC) has shared voting power and shared dispositive power with respect to 889,420 and 1,485,086 shares, respectively. Putnam Investments, Inc. as parent to PMI and PAC has shared voting power and shared dispositive power with respect to 889,420 and 6,917,702 shares, respectively.

(7) Chancellor Capital Management, Inc. and Chancellor Trust Company, as investment advisors for various fiduciary accounts, together have sole voting power and sole dispositive power with respect to all of the shares reported.

(8) Goldman, Sachs & Co, as investment advisor for The Goldman Sachs Group, L.P., has sole voting power and sole dispositive power with respect to all of the shares reported. Shares include 4,000,000 shares subject to stock warrants which are exercisable at any time.

(9) American Century Investment Management, Inc. (ACIM), as investment advisor for American Century Mutual Funds, Inc., and American Century Companies, Inc., ACIM's parent, together have sole voting power and sole dispositive power with respect to all of the shares reported.

(10) Includes shares beneficially owned by Fidelity Management & Research Company, a wholly-owned subsidiary of FMR Corp., as a result of serving as investment advisor to various registered investment companies and certain other funds and shares beneficially owned by Fidelity Management Trust Company as a result of serving as trustee or managing agent for various private investment accounts and certain other funds. FMR Corp. has sole voting power with respect to 688,620 shares and sole dispositive power with respect to 5,686,920 shares.

                                 PROPOSAL NO. 1
                              ELECTION OF DIRECTORS

NOMINEES

        The Company's Board of Directors currently consists of six persons serving staggered two-year terms. Three Class I directors will be elected at the Annual Meeting for a term of two years. Three Class II directors (Mr. Albert W. Duffield, Mr. A. George "Skip" Battle and Mr. Cyril J. Yansouni) were elected at last year's annual meeting for a term of two years.

        Unless otherwise instructed, the proxy holders will vote the proxies received by them for the three (3) nominees named below, all of whom are presently directors of the Company. In the event that any such nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for a nominee who shall be designated by the present Board of Directors to fill the vacancy. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them in such a manner as will assure the election of as many of the nominees listed below as possible, and, in such event, the specific nominees to be voted for will be determined by the proxy holders. The Company is not aware of any nominee who will be unable or will decline to serve as a director. Each director elected at this Annual Meeting will serve a term of two years or until such director's successor has been duly elected and qualified.

VOTE REQUIRED

        The three nominees receiving the highest number of affirmative votes of the shares entitled to be voted shall be elected to the Board of Directors as Class I Directors. An abstention will have the same effect as a vote withheld for the election of directors, and pursuant to Delaware law, a broker non-vote will not be treated as voting in person or by proxy on the proposal. The names of the nominees and related information as of March 14, 1997 are set forth below.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEES LISTED BELOW.

                                                                                   DIRECTOR
NAME OF NOMINEE                  AGE       POSITION(S) WITH THE COMPANY              SINCE
---------------                  ---       ----------------------------              -----
NOMINEES FOR CLASS I DIRECTOR
David A. Duffield                 56       Chairman of the Board of Directors,       1987
                                           President and Chief Executive Officer
Edgar F. Codd                     73       Director                                  1992
George J. Still, Jr. (l)(2)       38       Director                                  1991

DIRECTORS WHOSE TERMS CONTINUE
Albert W. Duffield                54       Director and Senior Vice President of     1991
                                           Worldwide Operations
Cyril J. Yansouni (l)(2)          54       Director                                  1992
A. George "Skip" Battle (1)(2)    53       Director                                  1995


(1)   Member of the Compensation Committee.
(2)   Member of the Audit Committee.

NOMINEES FOR CLASS I DIRECTOR

        Mr. David Duffield is a founder of the Company and has served as Chairman of the Board, Chief Executive Officer and President since the Company's incorporation in August 1987. Prior to that time, he was a founder and Chairman of the Board of Integral, a vendor of human resource and financial applications software, from April 1972 through April 1987. During a portion of that time, Mr. Duffield also served as Integral's Chief Executive Officer. Mr. Duffield is also the co-founder of Information Associates (now a subsidiary of Systems and Computer Technology), where he was employed between 1968 and 1972. From 1964 to 1968, Mr. Duffield worked at IBM, a computer systems manufacturer, as a marketing representative and systems engineer. He holds a B.Sc. in Electrical Engineering and an M.B.A. from Cornell University. David Duffield and Albert Duffield are brothers.

        Dr. Edgar Codd became a director of the Company in June 1992. Dr. Codd is presently an independent consultant. From 1985 to 1993, he was a principal at Codd and Date Consulting, and at Codd and Date, Inc., both of which are relational database consulting firms. Dr. Codd received his M.A. in Mathematics from Oxford University and his M.S. and Ph.D. in Communication Sciences from the University of Michigan. Prior to 1985, Dr. Codd was employed by IBM where he developed the theoretical foundation for relational database management. In 1994, he became a fellow of the Association for Computing Machinery (ACM).

        Mr. George Still became a director of the Company in April 1991. He has been a partner of Norwest Venture Capital, a venture capital investment fund, since 1989. From July 1984 to October 1989, he was a general partner with The Centennial Funds, a venture capital investment fund. Mr. Still holds a B.Sc. in Business Administration from Pennsylvania State University and an M.B.A. from Dartmouth College. Mr. Still is on the board of directors of the following private companies: Diva Communications, Intrepid Systems, Masada Security, Metapath, Telecom Partners, Telops Management, Verio, and 3Dfx Interactive.

DIRECTORS WHOSE TERMS CONTINUE

        Mr. Albert Duffield joined the Company in June 1990 as Vice President of Sales, and was appointed Vice President of Operations in September 1991, Vice President of Sales and Marketing in February 1993, Senior Vice President of Sales and Marketing in November 1993, and Senior Vice President of Worldwide Operations in January 1994. He was elected to the Board of Directors in April 1991. Prior to joining the Company, Mr. Duffield served as Chief Operating Officer of Data Design Associates, a division of Integral, from June 1989 through June 1990. Prior to the acquisition of Data Design Associates by Integral Systems Inc. in September 1989, he served as its Senior Vice President of Sales and Marketing from October 1981 through June 1989. From 1970 to 1981, Mr. Duffield worked at IBM in various sales, sales management and staff management positions. He holds a B.Sc. in Hotel/Business Administration from Cornell University and an M.B.A. from Rutgers University.

        Mr. Cyril Yansouni became a director of the Company in October 1992. Since March 1991, he has served as Chief Executive Officer and Chairman of Read-Rite Corporation, a supplier of thin film magnetic recording heads. From January 1989 to February 1991, he served in various senior management capacities at Unisys, a manufacturer of computer systems, most recently as an Executive Vice President. Mr. Yansouni was President of Convergent Technologies, a manufacturer of computer systems, from October 1986 until its acquisition by Unisys in December 1988. From June 1967 to October 1986, Mr. Yansouni served in a variety of technical and management positions at Hewlett-Packard Company, including Vice President and General Manager of the PC Group. He holds an M.S.E.E. from Stanford University and a B.Sc. in electrical and mechanical engineering from the Catholic University of Louvain, Belgium. Mr. Yansouni is also a director of ActivCard, Informix Software, Inc. and Raychem Corporation.

        A. George "Skip" Battle became a director of the Company in December 1995. Mr. Battle served from 1968 until his retirement in June 1995 in various roles of increasing responsibility with Andersen Consulting. At the time of his retirement, Mr. Battle was Managing Partner of Market Development. He was also a member of Andersen Consulting's Executive Committee, Global Management Council and Partner Income Committee. Prior to his position as Managing Partner of Market Development, he served as Managing Partner of North American Planning and Operations. Mr. Battle holds a B.A. in Economics with highest distinction from Dartmouth College and an M.B.A. from the Stanford Business School where he held McCarthy and University Fellowships. Mr. Battle is a director of Barra, Inc. and Fair Isaac Company, and he is also currently a Senior Fellow at the Aspen Institute.

BOARD MEETINGS AND COMMITTEES

        The Board of Directors of the Company held a total of four regular meetings and three special meetings during 1996. No directors attended fewer than 75% of the total number of meetings of the Board of Directors or committees of the Board of Directors held in 1996 during the period in which such directors were members of the Board of Directors. The Board of Directors has an Audit Committee and a Compensation Committee. The Board does not have a nominating committee or any committee performing similar functions.

        The Audit Committee, which currently consists of Messrs. Battle, Yansouni and Still, held a total of five regular meetings and no special meetings during 1996. This committee is primarily responsible for approving the services performed by the Company's independent auditors and for reviewing and evaluating the Company's accounting principles and its system of internal accounting controls. The Compensation Committee, which currently consists of Messrs. Battle, Yansouni and Still, held one meeting in 1996. The committee reviews and approves the Company's executive compensation policy and plan.

BOARD COMPENSATION

        Directors do not receive any cash compensation for their services as members of the Board of Directors, however, non-employee directors are entitled to receive a $500 travel allowance for each meeting they attend. Non-employee directors are automatically granted annual options to purchase 4,000 shares of the Company's Common Stock pursuant to the terms of the Company's 1992 Directors' Stock Option Plan (the "Directors' Plan"). Pursuant to the Directors' Plan and prior to adjustment for the Company's two-for-one stock split in November, 1996, Messrs. Still, Codd and Yansouni were each granted an option to purchase 4,000 shares of Common Stock at an exercise price of $43.00 per share in January 1996. In addition, pursuant to the Directors' Plan and prior to adjustment for the Company's two-for-one stock split in November 1996, Mr. Battle was granted an option to purchase 20,000 shares of Common Stock at an exercise price of $39.00 in December, 1995, when he became a member of the Board of Directors. Officers are appointed by and serve at the discretion of the Board of Directors.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        Neither Messrs. Still, Battle nor Yansouni (the members of the Company's Compensation Committee), is an executive officer of any entity for which any executive officer of the Company serves as a director or a member of the compensation committee. Mr. Still was an affiliate of a partnership and a corporation with which the Company had business relationships. See "Certain Transactions with Management."

                                 PROPOSAL NO. 2
               AMENDMENT OF RESTATED CERTIFICATE OF INCORPORATION

        The Company's Restated Certificate of Incorporation (the "Certificate"), as currently in effect, provides that the Company is authorized to issue 160,000,000 shares of Common Stock, par value $.01 per share, and 2,000,000 shares of Preferred Stock, par value $.0l per share. On February 24, 1997, the Board of Directors authorized an amendment to the Certificate to increase the authorized number of shares of Common Stock to 320,000,000 shares.

        Under the proposed amendment, the first paragraph of Article III of the Certificate would be amended to read as follows:

           This Corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock". The total number of shares which the corporation is authorized to issue is Three Hundred Twenty Two Million (322,000,000) shares. Three Hundred Twenty Million (320,000,00) shares shall be Common Stock and Two Million (2,000,000) shares shall be Preferred Stock, each with a par value of One Cent ($.01).

        As of March 14, 1997, 108,562,679 shares of Common Stock were issued and outstanding. In addition, as of March 14, 1997, 30,218,724 shares were reserved for future grant or for future issuance upon exercise of outstanding options under the Company's Amended and Restated 1989 Stock Option Plan (the "1989 Stock Option Plan"), 487,493 shares were reserved for issuance under the Company's Red Pepper Stock Option Plan (the "Red Pepper Plan"), 965,154 shares were reserved for future issuance under the Company's 1992 Employee Stock Purchase Plan (the "1992 Purchase Plan"), 1,200,000 shares were reserved for future issuance under the Company's 1992 Directors' Stock Option Plan (the "Directors' Option Plan") and warrants to purchase 4,000,000 shares of Common Stock were outstanding.

PURPOSE AND EFFECT OF AMENDMENT

        The principal purpose of the proposed amendment to the Certificate is to authorize additional shares of Common Stock which will be available in the event that the Board of Directors determines that it is necessary or appropriate to effect future stock dividends or stock splits, to raise additional capital through the sale of securities, to acquire another company or its business or assets through the issuance of securities, or to establish a strategic relationship with a corporate partner through the exchange of securities. In determining the appropriate level of authorized shares of Common Stock, the Board of Directors considered, among other factors, i) that as of March 14, 1997, 141,434,050 shares of Common Stock were issued or reserved for issuance, thereby effectively encumbering substantially all of the 160,000,000 shares presently authorized, ii) that in 1994, 1995 and 1996, the Company effected two-for-one stock splits, iii) that were the Company to effect another two-for-one stock split in the future, a minimum of 290,000,000 authorized shares would be required, iv) that such splits facilitate absolute increases in the employee stock option pool, which in turn, provides for broader employee participation in the stock option program while simultaneously reducing (on a percentage basis) the potential dilutive effect of aggregate grants to existing shareholders, and v) that in the Board's opinion, at least 10% to 15% of the Company's equity securities should be available as a contingency for any of the aforementioned potential strategic transactions. If the proposed amendment is adopted, 160,000,000 additional shares of Common Stock will be available for issuance by the Board of Directors without any further stockholder approval, although certain issuances of shares may require stockholder approval in accordance with the requirements of the Nasdaq National Market or the Delaware General Corporations Law. The holders of Common Stock have no preemptive rights to purchase any stock of the Company. The additional shares might be issued at such times and under such circumstances as to have a dilutive effect on earnings per share and on the equity ownership of the present common stockholders.

        The flexibility of the Board of Directors to issue additional shares of stock could enhance the Board's ability to negotiate on behalf of the stockholders in a takeover situation. Although it is not the purpose of the proposed amendment, the authorized but unissued shares of Common Stock (as well as the authorized but unissued shares of Preferred Stock) also could be used by the Board of Directors to discourage, delay or make more difficult a change in the control of the Company. For example, such shares could be privately placed with purchasers who might align themselves with the board in opposing a hostile takeover bid. The issuance of additional shares might serve to dilute the stock ownership of persons seeking to obtain control and thereby increase the cost of acquiring a given percentage of the outstanding stock. The Company has previously adopted certain measures that may have the effect of helping to resist an unsolicited takeover attempt, including provisions in the 1989 Stock Option Plan providing for the acceleration of exercisability of outstanding options in the event of a sale of assets or merger if such options are not assumed or substituted by the successor corporation, a dividend distributed to the holders of the Company's Common Stock consisting of rights to purchase the Company's Series A Participating Preferred Stock upon the terms and conditions set forth in the Rights Agreement approved by the Board of Directors, provisions of the Certificate authorizing the Board to issue up to 2,000,000 shares of Preferred Stock with terms, provisions and rights fixed by the Board, and provisions in the Certificate providing for the Board of Directors to be classified into two classes serving staggered two year terms. The Board of Directors is not aware of any pending or proposed effort to acquire control of the Company.

VOTE REQUIRED

        The approval of the amendment to the Certificate requires the affirmative vote of a majority of the outstanding shares of Common Stock of the Company. An abstention or non-vote is not an affirmative vote and, therefore, will have the same effect as a vote against the proposal.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE AMENDMENT TO THE COMPANY'S RESTATED CERTIFICATE OF INCORPORATION TO AUTHORIZE AN ADDITIONAL 160,000,000 SHARES OF COMMON STOCK.

                                 PROPOSAL NO. 3
               RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

        The Board of Directors has selected Ernst & Young, independent auditors, to audit the consolidated financial statements of the Company for the fiscal year ending December 31, 1997, and recommends that the stockholders vote for ratification of such appointment. In the event of a negative vote on such ratification, the Board of Directors will reconsider its selection.

        Ernst & Young has audited the Company's financial statements since 1989. Its representatives are expected to be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG AS THE COMPANY'S INDEPENDENT AUDITORS.


                                EXECUTIVE COMPENSATION

        All securities underlying options and related per share information has been adjusted to reflect two-for-one splits of the Company's Common Stock in 1994, 1995 and 1996.

SUMMARY COMPENSATION TABLE

        The following table sets forth the annual and long-term compensation earned in each of the last three years by the Company's Chief Executive Officer and each of the other four most highly compensated executive officers (the "Named Executive Officers") in each respective year.

                                             Annual Compensation         Long-Term Compensation
                                     ----------------------------------- ----------------------
     Name and                                             Other Annual       Sec. Underlying
Principal Position           Year    Salary   Bonus (1) Compensation (2)       Options (#)
------------------           ----    ------   --------- ----------------       -----------

David A. Duffield            1996  $220,000   $125,796       $4,482              60,000
  President and Chief        1995   200,000    126,800        7,650             120,000
  Executive Officer          1994   205,000     88,424          360             280,000
Aneel Bhusri                 1996   125,000    112,511        3,095              40,000
  Senior Vice President of
  Product Strategy
Ronald E. F. Codd            1996   165,000    114,789        5,470              40,000
  Senior Vice President of   1995   150,000     93,600        3,030              80,000
  Finance & Administration   1994   140,000     60,387          360             160,000
Albert W. Duffield           1996   192,500    122,220        5,750              50,000
  Senior Vice President of   1995   175,000    110,950        5,340             100,000
  Worldwide Operations       1994   170,000     73,327          360             160,000
Kenneth R. Morris            1995   153,220     97,181        7,650              80,000
  Senior Vice President and  1994   165,000     71,170          360             160,000
  Chief Technology Officer
Margaret L. Taylor           1996   192,500    122,364        7,845              50,000
  Senior Vice President of   1995   175,000    110,950        5,340             100,000
  Development and            1994   167,500     72,249          360             200,000
  Customer Services
-----------------
(1) Payments of bonuses are made pursuant to the Company's Executive Bonus Plan.
(2) Includes Company funded health benefit credits of $720, $720 and $360 in 1996,
    1995 and 1994, respectively, and, beginning in 1995, Company matching contributions to a non-qualified deferred compensation plan.


AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END VALUES

        The following table sets forth, for each of the Named Executive Officers, certain information concerning the exercise of stock options during 1996, including the year-end value of unexercised options:

                                                           Number of Securities                Value of Unexercised
                        Shares                            Underlying Unexercised               In-the-Money Options
                       Acquired           Value         Options at Fiscal Year-End (#)        at Fiscal Year-End (1)($)
Name                on Exercise (#)   Realized (l)($)    Exercisable/Unexercisable          Exercisable/Unexercisable
----                ---------------   ---------------    -------------------------          -------------------------

David A. Duffield           -               -              136,000/324,000                    $5,831,650/$12,359,100
Aneel Bhusri              49,600      $1,244,224             4,480/155,520                         198,449/5,748,548
Ronald E. F. Codd        156,000       4,276,750           212,000/264,000                     10,035,750/10,716,500
Albert W. Duffield       171,000       4,096,344           596,000/834,000                     27,959,002/37,640,377
Margaret L. Taylor       240,000       5,657,501           248,800/480,400                     11,419,401/20,645,826

--------------------
(1) Calculated by determining the difference between the closing price of the Company's Common Stock as reported on the National Market on the date of exercise or at December 31, 1996 ($47.9375), as applicable, and the exercise price of such options.



OPTION GRANTS IN LAST FISCAL YEAR

        The following table sets forth each grant of stock options made during the year ended December 31, 1996 to each of the Named Executive Officers.

                            Individual Grants
                  --------------------------------------                 Potential Realizable
                                % of Total                                  Value at Assumed
                    Number of    Options                                  Annual Rate of Stock
                   Securities    Granted to                                Price Appreciation for
                   Underlying    Employees    Exercise                        Option Term(4)
                     Options     in Fiscal     Price       Expiration         -------------
       Name       Granted(1)(#)   Year(2)   ($/share)(3)      Date         5%($)       10%($)
       ----       -------------   -------   ------------      ----         -----       ------
David A. Duffield     60,000      1.08%      $26.125         1/31/06      $985,792   $2,498,191
Aneel Bhusri          40,000       .72%       23.750         1/31/06       597,450    1,514,055
Ronald E. F. Codd     40,000       .72%       23.750         1/31/06       597,450    1,514,055
Albert W. Duffield    50,000       .90%       23.750         1/31/06       746,812    1,892,569
Margaret L. Taylor    50,000       .90%       23.750         1/31/06       746,812    1,892,569


(1) These options vest in five equal annual installments commencing one year from the date of grant.
(2) An aggregate of 5,538,768 options to purchase shares of the Company's Common Stock were granted to employees in 1996.
(3) The exercise price and the tax withholding obligations related to exercise may be paid by delivery of shares that are already owned or by offset of the underlying shares, subject to certain conditions. All of the options have an exercise price equal to 100% of the fair market value of the Company's Common Stock on the date of grant, except that David A. Duffield's options have an exercise price equal to 110% of the fair market value of the Company's Common Stock on the date of grant.
(4) This column shows the hypothetical gains or "option spreads" of the options granted based on assumed annual compound stock price appreciation rates of 5% and 10% over the full ten-year term of the option. The 5% and 10% assumed rates of appreciation are mandated by the rules of the Securities and Exchange Commission and do not represent the Company's estimated or projected future prices of the Company's Common Stock.

                         REPORT OF THE COMPENSATION COMMITTEE

        The following is the Report of the Compensation Committee of the Company, describing the compensation policies and rationale applicable to the Company's executive officers with respect to the compensation paid to such executive officers for the year ended December 31, 1996. The information contained in the report shall not be deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended (the "Securities Act") or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), except to the extent that the Company specifically incorporates it by reference into such filing.

        The Compensation Committee (the "Committee") of the Board of Directors of the Company is charged with the responsibility of reviewing all aspects of the Company's executive compensation programs and administering the Company's Stock Option Plan. In 1996, the members of the Committee were Messrs. Still, Battle and Yansouni, all of whom are non-employee Directors of the Company.

        The Company's executive compensation programs are designed to attract and retain executives who will contribute to the Company's long-term success, to reward executives for achieving the Company's financial goals, and to link executive compensation and stockholder interests through equity-based plans. The Committee believes that strong financial performance, on a sustained basis, is the most certain avenue through which the Company can positively affect long-term stockholder return. Furthermore, the Company believes that, in order to attract and retain the most qualified executives in the industry, its compensation policies must be competitive with other companies in the software industry, particularly those of smaller or similar size and those located within the greater San Francisco Bay Area.

        The Company's executive compensation programs consist of base salary, annual cash incentive compensation, long-term incentive compensation in the form of stock options, and various benefits, including medical and savings plans generally available to all employees of the Company. In addition, the Company's executives are eligible to participate in two non-qualified deferred compensation plans. Under the first plan, participants may elect to defer part or all of their base and incentive cash compensation, which in turn is invested in whole-life insurance policies owned by the Company. The Company does not make any matching contributions to this plan. The second plan, designed to provide the same benefits to executives as those provided to all employees under the Company's qualified 401(k) Plan, allows participants to defer any dollar amount or percentage of compensation which in turn may be invested in a broad range of investment alternatives. Under this plan, the Company provides matching contributions, subject to a maximum amount of $7,125 in 1996 (the same amount as provided under the 401(k)
    Plan), based on a participant's years of service and actual contributions. Matching contributions vest ratably after two through five years of service, and any unvested matching contributions are forfeited upon termination of employment. Effective January 1, 1997, the two non-qualified plans were combined into one plan which is available to all highly compensated individuals within the Company. Although the executives are eligible to participate under the Company's qualified 401(k) Plan, they are not eligible for a matching Company contribution under that plan.

        Compensation is reviewed and adjusted annually based principally on an evaluation of individual contributions to corporate goals, comparable market salary data, growth in the Company's size and complexity, internal compensation equity considerations and the Company's performance. The Company presently targets executive base compensation at roughly the 25th percentile of comparable market salary data. Based on this review, Mr.
    David A. Duffield's base pay was reduced by 2% in 1995 and increased by 10% in 1996 and the base pay of the other named executive officers was increased by an aggregate of 2% and 10% in 1995 and 1996, respectively.

        The Company's annual management incentive bonus plan was initially established in 1991 and covers the Chief Executive Officer and the other senior executive officers. In 1996, such executives could earn up to a maximum of 100% of their base salary in additional incentive compensation. This level was arrived at based on a target level of incentive compensation which is 25% above the industry average based on market survey data. Subject to the Company attaining a minimum target level of operating profitability, up to 90% of a person's base salary could be earned pursuant to an objective formula based component and up to 20% could be awarded under a subjective component, subject to a maximum total limit of 100% of a person's base salary.

    If the Company's operating profit margin was below a minimum target level, no incentive compensation could be earned. The formula based component was based on a combination of the Company's operating profit margin and certain other financial measures. In setting these operating profit targets, the Company considered its historical performance and underlying business model, and external as well as internal expectations related to 1996 operating profits. Within the minimum and maximum operating profit targets, incentive compensation was computed based on a weighted combination of financial factors, including the Company's contracting activity, total revenues, capital expenditures, accounts receivable days sales outstanding (DSO), earnings per share (EPS) and organization expense budget management. The financial factors were derived from one or a combination of 1996 budget data, historical performance, or median expectations of a group of brokerage firm analysts who publish earnings forecasts for the Company and otherwise actively follow the Company. Subjective bonuses were determined by the Company's CEO, Mr. David A. Duffield, except for his subjective bonus which was determined by the Committee. The Committee believes that the 1996 plan reflects the Company's philosophy that no incentive compensation payments are merited for periods during which the Company generally fails to meet analyst's expectations, and that the maximum level of performance should be based on an aggressive internal budget prepared by the Company which establishes challenging operational goals for the Company.

        Grants of stock options may be awarded to individual executives based on their actual and potential contributions to the achievement of the Company's long-term goals. The magnitude of such grants was based on merit and an evaluation of market survey data on executive stock option granting practices. The target level of stock option awards in 1996 was set at the 70th percentile of the industry average for stock option awards. In January 1996, options to purchase an aggregate of 170,000 shares of common stock were granted to the Chief Executive Officer and the other executive officers which, after giving effect to the Company's two-for-one stock split in November 1996, became options to purchase 340,000 shares of common stock.

        In 1996 Mr. David A. Duffield earned a base salary of $220,000 and cash incentives of $125,796. Cash incentives for 1996 approximated 57% of his base salary and were based on attaining the goals described above. Of the 170,000 options granted to the executive officers in January 1996, Mr. Duffield received 30,000 options (with an exercise price of 110% of market value of the common stock on the date of grant). This grant was primarily based on the performance of the Company and Mr. Duffield's significant contribution to that performance in terms of both leadership and strategic vision.

                                            Compensation Committee

                                            George J. Still Jr.
                                            A. George "Skip" Battle
                                            Cyril J. Yansouni

                      CERTAIN TRANSACTIONS WITH MANAGEMENT

        During 1994, the Company licensed certain technology to PeopleMan, L.P. and PeopleSoft Manufacturing, Inc. (collectively referred to as "PMI") in exchange for 49.9% of the interests in PMI and exclusive distribution rights to products developed by PMI. PMI was a joint venture engaged in developing new applications to meet the demands of discrete manufacturers. Funding for PMI was provided by Norwest Equity Partners IV, L.P. ("Norwest") in exchange for the remaining interests in PMI. Mr. Still, a director of the Company, is also a general partner, without management responsibility, of Norwest. During 1995, in a transaction which under certain conditions may be cancelled, the Company's interest in PMI was reduced by 8.9% to 41% by the addition of another partner, Andersen Consulting, which contributed certain development services and technologies to PMI. The Company had no obligation to provide funds to PMI, and had an option to acquire a portion or all of the outstanding interests in PMI in 1997 or 1999 at pre-determined prices. Pursuant to a services agreement, the Company received $30,000, $120,000 and $90,000 in 1994, 1995 and 1996,
respectively, from the Partnership for administrative services. As of October 31, 1996, the Company held 41% of the ownership interests in PMI, and on November 1, 1996, the Company acquired 100% of the outstanding equity interests in PMI for $30.1 million. Significant components of the $30.1 million purchase price include the issuance of common stock with a fair value of $14.4 million, issuance of common stock options to PMI employees with a fair value of $7.6 million, issuance of a note payable (included in accrued liabilities) of $4.7 million, and forgiveness of debt and other consideration of $3.4 million.

        The Company and a limited liability company ("LLC") entered into agreements in 1995, whereby the LLC will provide up to $6 million to fund the development of a suite of student information and administration system applications ("SIS Software") and the Company is the exclusive distributor of the SIS Software. Substantially all of the LLC's funds were provided equally by Mr. David A. Duffield, the Company's founder and principal stockholder, and the Student Loan Marketing Association ("Sallie Mae"), an independent strategic business partner. The Company has no contractual obligation to provide funds to the LLC and does not have a right to acquire any of the LLC's equity interests. The Company will pay the LLC a royalty based on fees received from the licensing of the SIS Software until the later of four years from the commercial release of the SIS Software or when $12 million in cumulative royalties have been paid to the LLC. The royalty rate was determined based on negotiations between the Company and Sallie Mae. All ownership rights and interests in the SIS software will transfer to the Company, upon the later of four years from the commercial release of the SIS software or when $12 million in cumulative royalties have been paid to the LLC. The software products are not yet generally available for sale and no royalties were paid as of December 31, 1996. The LLC reimbursed the Company $2.0 million in 1995 and $2.4 million in 1996 for development funding advanced by the Company during the year and the Company was reimbursed $98,000 in 1995 and $65,700 in 1996 for interest on such advances.

        In 1997, the Company may, at its option, require the LLC to fund certain further development of the SIS Software and/or the development of two new software products (New SIS Software). Should the Company exercise its option with respect to the SIS Software, the royalty term would be extended an additional year or until $17.0 million in cumulative royalties have been paid to the LLC. Should the Company exercise its option with respect to the New SIS Software, the Company would pay the LLC a royalty based on fees received from the licensing of the New SIS Software until the later of four years from the commercial release of the New Software or when $10.8 million in cumulative royalties have been paid to the LLC.

                               COMPANY PERFORMANCE

        The following graph compares the cumulative total return on a percentage basis to stockholders on the Company's Common Stock since November 18, 1992 (the date the Company first became subject to the reporting requirements of the Exchange Act) to the cumulative total return over such period of (i) the Nasdaq National Market (U.S. Companies) Index ("Nasdaq - Total") and (ii) the Nasdaq Computer and Data Processing Services Group Index ("Nasdaq - Software"). The information contained in the Performance Graph shall not be deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act or the Exchange Act, except to the extent that the Company specifically incorporates it by reference into such filing.

             COMPARISON OF CUMULATIVE TOTAL RETURN AMONG PEOPLESOFT, INC.,
                         NASDAQ - SOFTWARE, AND NASDAQ - TOTAL


                        [CUMULATIVE TOTAL RETURN CHART]

Time intervals are not to scale.

                COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

        Section 16(a) of the Exchange Act and regulations of the Securities and Exchange Commission (the "SEC") thereunder require the Company's executive officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of initial ownership and changes in ownership with the SEC. Based solely on its review of copies of such forms received by the Company, or on written representations from certain reporting persons that no other reports were required for such persons, the Company believes that, during or with respect to the period from January 1, 1996 to December 31, 1996, all of the Section 16(a) filing requirements applicable to its executive officers, directors and 10% stockholders were complied with.

                                  OTHER MATTERS

        The Company knows of no other matters to be addressed at the Annual Meeting. If any other matters are properly addressed at the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote the shares represented in the manner as the Board of Directors may recommend.

                                           THE BOARD OF DIRECTORS



                                           BY: DAVID A. DUFFIELD, PRESIDENT AND
                                                 CHIEF EXECUTIVE OFFICER

Dated: April 15, 1997

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

                                PEOPLESOFT, INC.
                       1997 ANNUAL MEETING OF STOCKHOLDERS


        The undersigned stockholder of PeopleSoft, Inc., a Delaware corporation (the "Company"), hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated April 15, 1997, and hereby appoints Ronald E. F. Codd and David A. Duffield, or either of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 1997 Annual Meeting of Stockholders of PeopleSoft, Inc. to be held on May 27, 1997 at 10:00 a.m. local time, at the PeopleSoft World Headquarters at 4440 Rosewood Drive, Pleasanton, California, and at any adjournment(s) thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth below.

        THIS PROXY WILL BE VOTED AS DIRECTED, OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR THE ELECTION OF CLASS I DIRECTORS, FOR THE AMENDMENT TO THE COMPANY'S RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE AUTHORIZED NUMBER OF SHARES OF COMMON STOCK OF THE COMPANY TO 320,000,000, FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS, AND AS SAID PROXIES DEEM ADVISABLE ON SUCH MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

              CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE (SEE REVERSE SIDE)

X Please mark votes as in this example.

1. To elect three (3) Class I directors of the Company each to serve for a two-year term.

        Class 1 Nominees:  David A. Duffield, Edgar F. Codd and George J. Still,
                           Jr.

        ___ FOR ALL NOMINEES
        ___ WITHHELD FROM ALL NOMINEES


        --------------------------------------------
        ___ For all nominees except as noted above

2. To ratify and approve the amendment to the Company's Restated Certificate of Incorporation to increase the authorized number of shares of Common Stock of the Company to 320,000,000.

        ___ FOR
        ___ AGAINST
        ___ ABSTAIN

3. To ratify the appointment of Ernst & Young LLP as independent auditors of the Company for the fiscal year ending December 31, 1997.

        ___ FOR
        ___ AGAINST
        ___ ABSTAIN

4. To transact such other business as may properly come before the meeting or any postponements or adjournments thereof.

Mark here for address change and note at left __.

Signature:                              Date:
          ----------------------------       --------------------
Signature:                              Date:
          ----------------------------       --------------------